Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

Bruush Oral Care Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Securities to Be Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)		Fee Rate	Amount of Registration Fee (1)(2)
Securities to Be Registered	Common Stock underlying Convertible Notes	457(o)	890,980		908,799.60	(3)	$0.00011020	$100.15
	Common Stock underlying Warrants to purchase Common Stock	457(o)	1,692,862	—	1,726,719.24	(3)	0.00011020	190.28
	Common Stock underlying Pre-Funded Warrant	457(o)	1,000,000	-	1,020,000	(3)	0.00011020	112.40
Total Offering Amounts				—	$3,655,518.84		0.00011020	$402.83
Total Fees Previously Paid				—	—		—	$2,206.73
Total Fee Offsets				—	—		—	(1,803.90)
Net Fee Due				—	$—		—	$0

(1)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.
(2)	Pursuant to Rule 416 under the Securities Act, the shares of Common Stock registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(3)	In accordance with Rule 457(c) under the Securities Act, the aggregate offering price for the shares to be sold by the Selling Securityholders is calculated based on a price of $1.02, the closing price reported on The Nasdaq Stock Market for October 4, 2023.